EXHIBIT 10.1

MODIFICATION AGREEMENT #1 TO

LINE OF CREDIT NOTE AND AGREEMENT

This MODIFICATION AGREEMENT is made as of July 29, 2022 between Infinite Group, Inc., a Delaware corporation with offices at 175 Sully’s Trail, Pittsford, NY 14534 (“Borrower” or “Company”) and ANDREW HOYEN, an individual with an address at 3 Blandford Lane, Fairport, NY 14450 (“Lender”).

WHEREAS, the Borrower has issued to Lender a Line of Credit Note and Agreement in the principal sum of up to $100,000.00 dated July 18, 2017, which note has a principal balance of $90,000 and $26,930 of accrued interest at July 29, 2022 (the “Note”); and

WHEREAS, the parties desire to modify the terms and conditions of the Note as follows:

NOW, THEREFORE, the parties agree as follows:

1)

The Lender shall convert $16,000 of interest from the Note and use the funds to exercise stock option for 400,000 shares at $0.04 cents each. The Company shall issue 400,000 shares (the “Securities”) of common stock, par value $0.001 per share, of the Company in exchange for the conversion of the interest on the Note, subject to the terms and conditions of the Subscription Agreement dated July 29, 2022. The accrued interest balance will become $10,930.

2)	The Note is modified to provide that the time at which the entire principal balance and accrued and unpaid interest shall be due and payable is July 31, 2023.

3)	Except as modified by this Agreement, all of the terms, covenants and conditions of the Notes shall remain the same.

In witness whereof, Borrower and Lender have executed this Agreement under the day and year first written above.

INFINITE GROUP, INC.

/s/ James Villa
By: James Villa, CEO

/s/ Andrew Hoyen
By: Andrew Hoyen